UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   HAASE, M CRAIG
   1700 LINCOLN STREET
   DENVER, CO  80203
   USA
2. Issuer Name and Ticker or Trading Symbol
   NEWMONT MINING CORPORATION
   NEM
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   3/31/02
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock, $1.60 par val|3/22/0|S   | |30,000            |D  |US$26.37   |                   |      |                           |
ue                         |2     |    | |                  |   |           |                   |      |                           |
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Common Stock, $1.60 par val|3/25/0|M   | |98,560            |A  |C$17.05 US$|                   |      |                           |
ue                         |2     |    | |                  |   |10.7557    |                   |      |                           |
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Common Stock, $1.60 par val|3/25/0|S   | |98,560            |D  |US $27.057 |                   |      |                           |
ue                         |2     |    | |                  |   |           |                   |      |                           |
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Common Stock, $1.60 par val|3/25/0|M   | |60,000            |A  |C$23.3625 U|                   |      |                           |
ue                         |2     |    | |                  |   |S$14.7379  |                   |      |                           |
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Common Stock, $1.60 par val|3/25/0|S   | |60,000            |D  |US$27.057  |17,084             |D     |                           |
ue                         |2     |    | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |   |           |8,000              |I     |By Spouse                  |
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                           |      |    | |                  |   |           |10,240             |I     |By profit sharing plan     |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Stock Option (right to|C$17.05 |03/25|A   |V|98,560     |A  |immed|     |Common Stock|98,560 |       |            |   |            |
 buy)                 |US$10.75|/02  |    | |           |   |     |     |            |       |       |            |   |            |
                      |57      |     |    | |           |   |     |     |            |       |       |            |   |            |
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Stock Option (right to|C$23.362|03/25|A   |V|60,000     |A  |immed|     |Common Stock|60,000 |       |188,000     |D  |            |
 buy)                 |5 US$14.|/02  |    | |           |   |     |     |            |       |       |            |   |            |
                      |7379    |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |164,960     |I  |By spouse   |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) Mr. Craig Hasse has executed a power of attorney, a copy of which has been previously filed, that authorizes Britt D. Banks to sign this Form 4 on his behalf.
SIGNATURE OF REPORTING PERSON
M. Craig Haase by Britt D. Banks, Attorney in Fact (1)
DATE
April 10, 2002